Exhibit 10.10

EXECUTION VERSION

TotalStone, LLC

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Executed as of March 27, 2020

-and-

Effective as of April 1, 2020

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN REGULATORY AUTHORITY HAS REVIEWED, APPROVED OR DISAPPROVED THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OR THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS PROVIDED FOR HEREIN.

THE MEMBERSHIP INTERESTS DESCRIBED AND REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION, EXEMPTION OR QUALIFICATION UNDER THE SECURITIES ACT, COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TOTALSTONE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of TotalStone, LLC (the “Company”) is made and entered into on March , 2020 (the “Execution Date”) and effective as of April 1, 2020 (the “Effective Date”), by and among the undersigned Members and includes any persons hereafter admitted to the Company as Members pursuant to this Agreement and the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).

RECITALS

WHEREAS, the Company was organized as a limited liability company under the Act as of October 4, 2006;

WHEREAS, the Members entered into a Limited Liability Company Agreement dated October 30, 2006 to govern the operations and affairs of the Company and its relationship with the Members;

WHEREAS, the Members amended and restated such Limited Liability Company Agreement by the provisions of the First Amended and Restated Limited Liability Company Agreement dated as of June 28, 2012, as amended; amended and restated the First Amended and Restated Limited Liability Company Agreement by the provisions of the Second Amended and Restated Limited Liability Company Agreement dated as of September 25, 2015, as amended; and amended and restated the Second Amended and Restated Limited Liability Company Agreement by the provisions of the Third Amended and Restated Limited Liability Company Agreement dated as of January 1, 2019, as amended and in effect on the Execution Date (the “Existing Operating Agreement”); and

WHEREAS, the Members that were parties to the Existing Operating Agreement (other than the Special Preferred Member, the “Exchanging Members”) desired to recapitalize the Company by converting all of their existing membership interests (the “Existing Membership Interests”), whether preferred, participating preferred, common or otherwise, into preferred membership interests having such rights, preferences and obligations as specified in this Agreement as the Class B Preferred Interests and the Company issuing all of its common interests to Capstone Therapeutics Corp., a Delaware corporation (“Capstone”) having such rights, preferences and obligations as specified in this Agreement as the Class A Common Interests, which transaction would, among other things, provide the Exchanging Members with a more fixed and measurable economic return and increase the likelihood of an earlier receipt of funds on account of their Existing Membership Interests and permit the Company to avail itself of Capstone’s corporate government expertise and other management services as more particularly described in the Capstone Management Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Third Amended and Restated Limited Liability Company Agreement in its entirety and, in its place, agree as follows:

ARTICLE I DEFINITIONS

“Accumulated Priority Return” shall have the meaning assigned to such term on Schedule II.

“Act” shall have the meaning set forth in the preamble above.

“Additional Capital Contributions” shall mean any additional Capital Contributions made by the Members to the Company pursuant to Section 4.2.

“Adjusted Balance” means the Capital Account balance of a Member, increased by the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain allocable to such Member under Section 1.704-2 of the Regulations.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704- 2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affected Holders” shall have the meaning set forth in Section 14.3 below.

“Affiliate” with respect to any Person shall mean: (i) any Person controlling, controlled by or under common control with such Person (including any partnership in which such Member serves as a general partner or any entity in which such Person owns greater than 10% of the ownership interests); and (ii) any officer, director, member, manager, trustee or general partner of such Person.

“Agreement” shall mean this Fourth Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Allocation and Distribution Agreement” shall mean that certain Allocation and Distribution Agreement, made and entered into on the Execution Date with an effective date as of the Effective Date, by and among the Exchanging Members, as amended from time in accordance with the terms thereof.

“Approved Sale” shall have the meaning set forth in Section 8.7 below.

“Brookstone” means Brookstone Partners Acquisition XIV, LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, Sunday or other day when commercial banks in New York, New York are authorized to close or required by law to remain closed.

“Call Notice” shall have the meaning set forth in Section 10.7 below. “Call Option” shall have the meaning set forth in Section 10.7 below. “Call Price” shall have the meaning set forth in Section 10.7 below.

“Capital Account” shall mean, on any given date, the account maintained for a Member on the books of the Company pursuant to Section 4.3 below. The Capital Account balances of each of the Members as currently reflected on the Company’s books and records shall not be affected by this Agreement.

“Capital Contribution” shall mean, with respect to a Member, the total amount of (i) cash and the fair market value, as reasonably determined by the Managers, of any other assets contributed to the Company by such Member, net of liabilities assumed by the Company in connection therewith or to which the contributed assets are subject, and (ii) liabilities of the Company assumed by such Member.

“Capstone Management Agreement” shall have the meaning set forth in Section 8.6 below.

“Class A Common Interest” shall mean a Voting Membership Interest designated as a Class A Common Interest and having such rights, preferences and obligations as specified in this Agreement. Class A Common Interests are owned by Class A Members as set forth on Schedule I hereto, as amended from time to time.

“Class A Designees” shall have the meaning set forth in Section 7.01 below. “Class A Member” shall mean a Member owning Class A Common Interests.

“Class B Cumulative Amount” shall mean, as of any day of determination, the sum of the Class B Members’ Base Amount plus the Class B Preferred Return.

“Class B Designees” shall have the meaning set forth in Section 7.01 below.

“Class B Member” shall mean a Member owning Class B Preferred Interests.

“Class B Members’ Base Amount” shall mean $20,500,000 plus the portion of the Class B Preferred Return that is not paid in full in cash on the last day of a fiscal quarter (which Class B Preferred Return is calculated initially based on the Class B Preferred Return Rate and then retroactively adjusted to give effect to any difference between the Class B Preferred Return Adjustable Rate and the Class B Preferred Return Base Rate).

“Class B Member Consent” shall mean the written consent, approval or other agreement or confirmation of Class B Members holding Participating Percentage of at least fifty percent (50%).

“Class B Preferred Interest” shall mean a Non-Voting Membership Interest designated as a Class B Preferred Interest and having such rights, preferences and obligations as specified in this Agreement. Class B Preferred Interests are owned by Class B Members as set forth on Schedule I hereto, as amended from time to time.

“Class B Preferred Return” shall mean the amounts credited to the Class B Return Account for the Class B Members taken as a whole.

“Class B Preferred Return Adjusted Rate” shall mean the rate per annum between seven percent (7%) and twenty percent (20%) for the first three (3) twelve (12) months periods after the Effective Date determined by adjusting on a linear basis the baseline rate of thirteen and one-half percent (13.5%) on account of the percentage difference of Performance EBITDA to Projected EBITDA. For example, if Performance EBITDA for the 2020 Fiscal Year is 100% of Projected EBITDA for the 2020 Fiscal Year, then the Class B Preferred Return Adjusted Rate for the period commencing on April 1, 2020 and ending on March 31, 2021 shall be thirteen and one-half percent (13.5%) per annum and no adjustment to the Class B Return Account shall be required. As another example, if Performance EBTIDA for the 2021 Fiscal Year is 148% of Projected EBITDA for the 2021 Fiscal Year, then the Class B Preferred Return Adjusted Rate for the period commencing on April 1, 2021 and ending on March 31, 2021 shall be equal to twenty percent (20%) per annum and an increase to the Class B Return Account shall be required.

“Class B Preferred Return Base Rate” shall mean thirteen and one-half percent (13.5%) per annum.

“Class B Preferred Return Default Rate” shall mean, from and after the occurrence of Redemption Default, three percent (3%) per annum.

“Class B Preferred Return Rate” shall mean the sum of the Class B Preferred Return Base Rate plus the Class B Preferred Return Default Rate.

“Class B Return Account” shall mean a memorandum account to be maintained for the Class B Members taken as a whole, which shall be credited on a daily basis with a return on the balance from time to time of the Class B Members’ Base Amount equal to the Class B Preferred Return Rate, and shall be increased or decreased as the case may be to give retroactive effect to the difference, if any, between the Class B Preferred Return Base Rate and the Class B Preferred Return Adjustable Rate for the period commencing on the Effective Date and ending on March 31, 2023, and shall be reduced by any distribution in reduction of such Class B Return Account.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble above.

“Company Minimum Gain” shall have the meaning given to “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Economic Interest” shall have the meaning set forth in Section 14.11 below.

“Extraordinary Net Income” or “Extraordinary Net Loss” shall mean Net Income or Net Loss that is attributable to a Major Capital Event.

“Employee Pool Securities” shall have the meaning set forth in Section 3.3 below.

“Fiscal Year” shall have the meaning set forth in Section 12.3 below.

“Full Amount” shall have the meaning set forth in Section 3.2(b) below.

“GAAP” shall mean United States generally accepted accounting principles, applicable as of the date of determination, applied on a basis consistent with prior accounting periods.

“Indemnified Person” shall mean each individual serving as a Manager, Officer, Partnership Representative or Tax Matters Partner at any time during the term of the Company (as set forth in Section 2.4), and any additional Person designated as an Indemnified Person at any time by the Managers.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own, individually or collectively with its Affiliates, any of the Membership Interests, who is not an Affiliate of any Person who owns any Membership Interests and who is not the spouse or descendent (by birth or adoption) of any Person who owns any Membership Interests or any Affiliate of any Person who owns any Membership Interests or a trust for the benefit of any Person who owns any Membership Interests or any Affiliate of any Person who owns any Membership Interests and/or such other Persons.

“Initial Capital Contributions” shall mean the aggregate amount of all Capital Contributions made by the original Class AA Members and the original Class A Members and the Special Preferred Member pursuant to Section 4.1 below.

“Involuntary Withdrawal” shall mean, with respect to any Member, the occurrence of any of the following events:

(i) the Member (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition of bankruptcy, is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding; (C) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (A) through (C);

(ii) if the Member is a partnership or another limited liability company, the dissolution and commencement of the winding up of such partnership or limited liability company, unless (A) the Membership Interests held by such Member are distributed to the partners or members of such Member and (B) all of such partners or members are admitted as Members pursuant to Sections 10.2 and 10.3 within five (5) Business Days of such distribution;

(iii) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter unless (A) the Membership Interests held by such Member are distributed to the shareholders of such Member and (B) all of such shareholders are admitted as Members pursuant to Sections 10.2 and 10.3 within five (5) Business Days of such distribution;

(iv) if the Member is a trust, the revocation and/or termination of the trust; or

(v)   if the Member is an individual, such Member becoming subject to any other possible involuntary Transfer of such Member’s Membership Interests by legal process, including an assignment pursuant to a divorce decree.

“Losses” shall have the meaning set forth in Section 9.2 below.

“Major Capital Event” shall mean (a) the sale of all or any substantial portion of the assets of the Company, excluding leases and dispositions of personal property and equipment in the ordinary course of business; (b) the placement of new or additional financing (whether debt or equity) upon the Company’s business or any part thereof; or (c) the refinancing of any existing, new or replacement financing (whether debt or equity) upon the Company’s business or any part thereof.

“Majority Members” shall have the meaning set forth in Section 8.7(a) below.

“Managers” shall have the meaning set forth in Section 7.1(a) below. “Manager” shall mean a manager of the Company designated in accordance with Section 7.1(a) below.

“Member” shall mean (i) each Person signing this Agreement as a Member and (ii) any Person who subsequently is admitted as a Member of the Company pursuant to Sections 10.2 and

10.3 below, and shall exclude any Person who ceases to be a Member.

“Member Nonrecourse Debt” shall have the meaning given to “partner nonrecourse liability” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” shall have the meaning given to “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Membership Interests” shall mean the Class A Common Interests, the Class B Preferred Interests, the Special Preferred Membership Interests and such other interests as may be established by the Company.

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(iii) In the event the book value of any Company asset is adjusted to reflect its fair market value pursuant to the Regulations, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)   Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its book value;

(v)   In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year, computed based upon such asset’s book value;

(vi)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital contributions as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Any items that are specially allocated pursuant to Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article VI hereof shall be determined by applying rules analogous to those set forth above.

References to “Net Income” without further specification shall include both Extraordinary Net Income and Operating Net Loss, and references to “Net Loss” without further Specification shall income both Extraordinary Net Loss and Operating Net Loss.

“New Securities” shall mean (i) any Membership Interests in the Company, (ii) any rights, options or warrants to purchase any such interests or to purchase any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such interests, (iii) any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such interests and (iv) any rights to receive amounts distributable or otherwise payable on account of any such interests; provided, however, that “New Securities” shall not include (A) the Warrants and any securities issuable upon exercise thereof; (B) securities issued pursuant to the acquisition of another entity (other than an Affiliate of the Company) by the Company by merger, purchase of all or substantially all of such other entity’s assets (or the assets of any operating division of such entity), or by any other reorganization whereby the Company ends up owning, directly or indirectly, greater than 50% of the voting power of such entity; (C) securities issued in connection with incurring indebtedness for borrowed money; and (D) securities issued to officers, employees, directors, managers, advisor, consultants and other service providers of or to the Company pursuant to Section 3.3.

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Non-Selling Members” shall have the meaning set forth in Section 10.5(a) below.

“Non-Voting Membership Interest” shall mean the Class B Preferred Interests, the Special Preferred Membership Interests and such other Membership Interests as may be established by the Company and designated as such.

“Notice Date” shall have the meaning set forth in Section 3.2(b) below.

“Offered Interests” shall have the meaning set forth in Section 10.5(a) below.

“Offered Member” shall have the meaning set forth in Section 3.2(a) below.

“Offering Notice” shall have the meaning set forth in Section 10.5(a) below.

“Officer” shall mean an officer of the Company elected in accordance with Section 7.4 below.

“Operating Cash Flow” shall mean, with respect to any period, all cash received by the Company during such period from all sources including, without limitation, operating revenues and interest income of the Company (but excluding Residual Proceeds resulting from a Major Capital Event and Capital Contributions) reduced by any and all costs and expenses, including payment of principal or any interest on indebtedness of the Company, paid by the Company in connection with the operation of the Company’s business and further reduced by Reserves, in each case as determined by the Managers in their sole and absolute judgment.

“Operating Net Income” and “Operating Net Loss” shall mean Net Income or Net Loss that is not attributable to a Major Capital Event.

“Original Notice” shall have the meaning set forth in Section 3.2(b) below. “Other Members” shall have the meaning set forth in Section 10.6(a) below.

“Participation Percentage” shall mean the Participation Percentage A, B or C as set forth on Schedule I, as applicable. On the Effective Date, the applicable Participation Percentage shall be Participation Percentage A and shall remain as such until the Managers received a Class B Members Consent identifying a different Participation Percentage.

“Partnership Representative” shall have the meaning set forth in Section 13.2 below. “Percentage Interest” shall mean, as of any date of determination, as to a Member, the percentage equivalent of a fraction, the numerator of which is the total number of Voting Membership Interests held by such Member on such date of determination and the denominator of which is the total number of Voting Membership Interests held by all Members on such date of determination.

“Performance EBITDA” shall mean, for the applicable period, Adjusted EBITDA of the Company (as calculated in the same manner as the determination of Projected EBITDA) as determined by the Managers and in the amount set forth in the Class B Member Consent approving Performance EBITDA for such period.

“Projected EBITDA” shall mean, for the applicable period, Adjusted EBITDA of the Company as set forth on the projections attached hereto as Schedule III.

“Permitted Transferee” shall mean, with respect to Transfers of Membership Interests, any (i) Permitted Tag-Along Transferee, (ii) another Member, or (iii) a transferee approved by a majority of the Managers; provided, that with respect to any Transfer of Class A Common Interests, such Transfer is approved by a Class B Member Consent.

“Permitted Tag-Along Transferee” shall mean, with respect to Transfers of Membership Interests, (i) an Affiliate (other than the Company and its Subsidiaries), (ii) a member, shareholder or partner (general or limited) of the transferring Member pursuant to the terms and conditions of its organizational documents, or (iii) the spouse or lineal descendants of such Member or any trust for the benefit of such Member, such Member’s spouse or such Member’s lineal descendants; provided, that with respect to any Transfer of Class A Common Interests, such Transfer is approved by a Class B Member Consent.

“Person” shall mean any individual, corporation, partnership, association, joint venture, limited liability company, trust, trustee, estate, unincorporated organization or other entity.

“Proportionate Number” shall have the meanings set forth in Section 3.2 below.

“Qualified Public Offering” shall means a firm commitment underwritten public offering of Membership Interests (or the securities of any successor to the Company) pursuant to an effective registration statement filed under the Securities with aggregate proceeds of at least $50 million.

“Redemption Default” shall have the meaning set forth in Section 7.1(a)(iii) below.

“Regulations” shall mean the treasury regulations, including any temporary regulations, from time to time promulgated under the Code.

“Regulatory Allocations” shall have the meaning set forth in Section 6.3(h) below.

“Reserves” shall mean funds set aside in amounts reasonably deemed sufficient by the Managers for working capital and for payment of taxes, insurance, debt service (including payments of principal and interest) or other costs or expenses incident to the ownership or operation of the Company’s business.

“Residual Proceeds” shall mean the net cash proceeds received by the Company resulting from a Major Capital Event, after deducting costs and expenses incurred by the Company in connection with such Major Capital Event and to pay any outstanding debts and obligations of the Company (or which are secured by assets of the Company), to the extent not reinvested in the Company’s business or otherwise retained by the Company for continuation of its business (including but not limited to amounts retained as Reserves, as determined by the Managers in their sole and absolute judgment).

“Review Period” shall have the meaning set forth in Section 10.5(a) below.

“Sale of the Company” shall mean the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the Company constituting at least a majority of the Voting Membership Interests of the Company (whether by merger, consolidation, or sale or Transfer of the Voting Membership Interests or otherwise), (ii) the right to designate fifty percent (50%) or more of the Managers of the Company, or (iii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Sale Notice” shall have the meaning set forth in Section 10.6 below.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning set forth in Section 10.5(a) below.

“Shortfall” shall have the meaning set forth in Section 6.1(d) below.

“Special Preferred Member” shall mean Stream Finance, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Special Preferred Membership Interest” shall mean a Membership Interest designated as a Special Preferred Membership Interest and having such rights, preferences and obligations as specified in this Agreement. Initially, Stream Finance, LLC, shall own the entire Special Preferred Membership Interest. The only obligation of the holder of Special Preferred Membership Interest shall be to make its agreed Capital Contribution of $860,750 and its only rights shall be to receive allocations of Company Profits, Losses and other items and to receive cash distributions from the Company on and subject to the terms set forth herein. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, the holder of a Special Preferred Membership Interest shall have no voting rights, shall have no pre-emptive rights, shall have no right to receive Tax Distributions, nor shall it have any obligation to make any additional Capital Contributions to the Company in addition to its initial Capital Contribution. Special Preferred Membership Interest and its current owner shall be set forth on Schedule I hereto, as amended from time to time.

“Special Preferred Unrecovered Capital Balance” shall mean, as of any date of determination, a memorandum account maintained by the Company with respect to the Special Preferred Member, which shall have an initial balance of $873,250 as of the Effective Date and shall be reduced (but not below zero) by the aggregate distributions made as of such date to the Special Preferred Members pursuant to Section 5.2(b) and Section 5.3(b). In the event of a permitted Transfer of all or any portion of the Special Preferred Membership Interest of the Special Preferred Member, the transferee shall succeed to a corresponding portion of the transferor’s share of the Special Preferred Unrecovered Capital Balance effective as of the time such Transfer is made.

“Special Preferred Return Account” shall mean, as of any date of determination, a memorandum account maintained by the Company with respect to the Special Preferred Member which shall be credited with the Accumulated Priority Return as determined from time to time pursuant to Schedule II.

“Stream Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of November 13, 2019, by and among the Company and NMD, as borrower, and the Special Preferred Member, as lender, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” shall mean any entity with respect to which a specified Person (or a Subsidiary thereof) owns at least a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other managing body).

“Tax Distribution” shall have the meaning set forth in Section 5.4 below.

“Tax Matters Partner” or “TMP” shall have the meaning set forth in Section 13.1 below.

“Transfer” shall mean any direct or indirect sale, disposition, assignment, pledge, hypothecation, encumbrance or other direct or indirect transfer of any Membership Interest(s) or any interest therein.

“Transferring Member” shall have the meaning set forth in Section 10.6 below.

“Unrecovered Special Priority Return Balance” shall mean, as of any date of determination, a memorandum account maintained by the Company with respect to the Special Preferred Member which shall be equal to the amount obtained by (x) calculating Accumulated Priority Return as of the date on which the determination is being made and subtracting (y) the aggregate distributions made as of such date to the Special Preferred Members pursuant to Section 5.2(a) and Section 5.3(a). In the event of a permitted Transfer of all or any portion of the Special Preferred Member’s Membership Interest, the transferee shall succeed to a corresponding portion of the transferor’s share of Unrecovered Special Priority Return Balance effective as of the time such Transfer is made.

“Voting Member” shall mean a Member owning Voting Membership Interests.

“Voting Membership Interest” shall mean the Class A Common Interests and such other Membership Interests as may be established by the Company and designated as such.

“Warrants” shall mean those certain warrants dated as of the Execution Date with an effective date as of the Effective Date issued to certain officers, employees, directors and managers of the Company, as amended in accordance with terms thereof.

ARTICLE II ORGANIZATIONAL MATTERS

SECTION 2.1 Organization. The Company was organized as a limited liability company pursuant to the Act by the filing of a Certificate of Formation with the Secretary of State of Delaware on October 4, 2006 under the name of TotalStone, LLC.

SECTION 2.2 Name of the Company; Principal Place of Business. The name of the Company is TotalStone, LLC. The Company may do business under that name, Instone and under any other name or names that the Managers select subject to Section 18-102 of the Act. The principal place of business of the Company is 1275 West Washington Street, Suite 104, Tempe, Arizona 85281.

SECTION 2.3 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

SECTION 2.4 Term. The term of the Company began upon the filing of the Certificate of Formation with the Secretary of State and shall continue unless terminated pursuant to Article XI or the Act.

SECTION 2.5 Registered Office. The registered agent of the Company in the State of Delaware shall be National Registered Agents, Inc., and the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, DE 19801, County of New Castle or at any agent and other place within the State of Delaware that the Managers may select.

SECTION 2.6 Members. The name, notice address, class and number of Membership Interests, and other information about the Members and Membership Interests are set forth on Schedule I, as such Schedule shall be amended from time to time to reflect changes in accordance with the terms of this Agreement. Any reference in this Agreement to Schedule I shall be deemed to refer to Schedule I as amended and then in effect in accordance with the terms of this Agreement.

SECTION 2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement (except for tax purposes as set forth in the next succeeding sentence of this Section 2.7), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter of this Agreement shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Except in connection with the consummation by the Company of a Qualified Public Offering, the Company shall not make an election to be treated as a corporation for federal income tax purposes or, if applicable, state and local income tax purposes without the prior written consent of all of the Members.

ARTICLE III MEMBERS; MEMBERSHIP INTERESTS

SECTION 3.1 Membership Interests. The Company shall have three classes of Membership Interests: Special Preferred Membership Interest, Class A Common Interests and Class B Preferred Interests, each with such rights, preferences and obligations as set forth in this Agreement. Membership Interests issued pursuant hereto from time to time may, but need not, be represented by a certificate issued by the Company.

SECTION 3.2 Preemptive Rights of Members.

(a) Each Class B Member (individually, an “Offered Member” or collectively the “Offered Members”) shall have the right of first refusal to purchase its Proportionate Number of any New Securities that the Company may, from time to time, propose to issue and sell after the date hereof, together with rights of overallotment such that, if any Offered Member fails to exercise its rights hereunder to purchase its Proportionate Number of New Securities to the fullest extent permitted hereby, the other Offered Members may purchase their Proportionate Number (determined with reference only to those Offered Members exercising overallotment rights), or any lesser number, of New Securities that the Offered Members have elected not to purchase. For purposes of this Section 3.2(a), each Offered Member’s “Proportionate Number” means the product of (i) the number of New Securities proposed to be issued and (ii) such Offered Member’s Participation Percentage (or, in the case of the exercise of overallotment rights, those of the Offered Members exercising such overallotment rights).

(b)   In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offered Member entitled to purchase such New Securities written notice of its intention to do so at least thirty (30) days prior to such issuance, describing such New Securities and the price and terms upon which the Company proposes to issue the same (the “Original Notice”). Such Offered Member may purchase such number of New Securities up to such Offered Member’s Proportionate Number of such New Securities (the “Full Amount”) for the price and upon the terms specified in the Original Notice by giving written notice to the Company no later than fifteen (15) days after the date of receiving the Original Notice (the “Notice Date”) identifying the number of New Securities (up to the Full Amount) to be purchased. If any Offered Member fails to deliver a written notice electing to purchase such Offered Member’s Full Amount by such Notice Date, the Company will give all other Offered Members entitled to purchase such New Securities a written notice identifying such additional New Securities as are available for purchase, and the right of overallotment (as described in Section 3.2(a) above) may be exercised by all other Offered Members within five (5) days after receipt of such notice.

(c) In the event the Members entitled to purchase such New Securities fail to exercise such preemptive right or overallotment right in full within said periods the Company shall have one hundred eighty (180) days thereafter to sell the New Securities as to which the Members’ rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than those specified in the Original Notice. In the event the Company has not sold such New Securities within said one hundred eighty (180) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Members entitled to purchase such New Securities in the manner provided above.

(d)   Sections 3.2(a), (b), (c) and (d) shall be of no further effect after, and shall be inapplicable to, the consummation of a Qualified Public Offering.

SECTION 3.3 Employee Pool. Upon the approval of the Managers, the Company may grant to officers, employees, directors, managers, advisor, consultants and other service providers of or to the Company the right to acquire Class A Common Interests on such terms and conditions as the Managers may determine in their sole discretion in an aggregate amount not to exceed 400 Class A Common Interests and/or the right to receive up to four percent (4%) of the amounts distributable or otherwise payable to the Class B Members on the Class B Preferred Interests (collectively, the “Employee Pool Securities”), in each case, without further action by the Members. Unless the Managers determine otherwise, the Employee Pool Securities shall generally be subject to vesting conditions, rights of repurchase by the Company in the event of termination of service, and such other terms and conditions as the Managers may determine and as set forth in any agreement or grant of rights to acquire such Employee Pool Securities.

ARTICLE IV CAPITAL AND CONTRIBUTIONS

SECTION 4.1 Initial Capital Contributions. Each of the Members has previously made the Capital Contributions to the Company set forth opposite such Member’s name on Schedule I or on Schedule I to the Existing Operating Agreement.

SECTION 4.2 Additional Capital Contributions. Other than the Initial Capital Contributions, no Member shall be required to make any additional Capital Contributions or otherwise make any loans to the Company from and after the date hereof. If the Managers deem it to be in the best interest of the Company to raise additional funds, the Managers are authorized, in their sole discretion, to seek such additional funds by obtaining (i) debt financing from third- parties, (ii) loans from Members pursuant to Section 4.4 or (iii) subject to Section 3.2 above, equity capital through issuance of additional Membership Interests, in one or more series or classes, to Members or to non-Members (provided that such non-Members may be admitted as a Member only upon compliance with the requirements set forth in Sections 10.2 and 10.3). Subject to preemptive rights set forth herein, any issuance of additional Membership Interests pursuant to this Section 4.2 may have the effect of diluting the Percentage Interests and/or Participating Percentages of any or all of the Members.

SECTION 4.3 Capital Accounts; Return of Capital.

(a) A separate Capital Account shall be maintained for each Member with respect to each class of Membership Interest held by such Member. Members shall not be paid interest on their Capital Contributions (the Members acknowledge that the Class AA Preferred Return and Class A Preferred Return do not constitute “interest”). If a Member is to receive a return of any portion of its Capital Contribution, the Member shall not have the right to receive anything but cash in return of such Member’s Capital Contribution. No Member shall be required to restore any negative Capital Account.

(b)   If Membership Interests are Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account is attributable to the Transferred Membership Interests.

(c) Throughout the term of the Company, the Capital Account of each Member will be maintained in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Article VI hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated pursuant to Article VI hereof, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(iii) In determining the amount of any liability for purposes of Sections 4.3(c)(i) and 4.3(c)(ii) hereof, there shall be taken into account Code Section 752 and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Members or a Member), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member upon the dissolution of the Company. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

SECTION 4.4 Loans. If the Managers so approve, any Member may, at any time, make or cause a loan to be made to the Company in any amount and on then existing market terms for arm’s length transactions which are customary for the specific loan being made, upon which the Managers and such Member agree.

ARTICLE V DISTRIBUTIONS

SECTION 5.1 Distributions Generally. Subject to the provisions of this Article V, the Managers shall determine whether, and to what extent, distributions shall be made by the Company to the Members, provided that no distribution shall be made if such distribution would violate the Act or other applicable law.

SECTION 5.2 Distributions of Residual Proceeds. To the extent authorized by the Managers, Residual Proceeds, if any, realized by or available to the Company shall be distributed as follows and in the following order of priority:

(a) First, to the Special Preferred Members in proportion to and to the extent of their respective shares of the Unrecovered Special Priority Return Balance until such Unrecovered Special Priority Return Balance has been reduced to zero;

(b)   Second, to the Special Preferred Members in proportion to and to the extent of their respective shares of the Special Preferred Unrecovered Capital Balance until such time as the Special Preferred Unrecovered Capital Balance has been reduced to zero, at which time the Special Preferred Membership Interest shall deemed to have been redeemed and terminated without the need for any action by the Special Preferred Member or the Company;

(c) Third, to the Class B Members in reduction of the Class B Return Account until such Class B Return Account has been reduced to zero;

(d)   Fourth, to the Class B Members until the Class B Members’ Base Amount exceeds cumulative prior distributions to the Class B Members pursuant to this Section 5.2(d), at which time the Class B Preferred Interests held by each Class B Member shall deemed to have been redeemed and terminated without the need for any action by any Class B Member or the Company; provided, that no distribution may be made pursuant to this Section 5.2(d) prior to the thirty-six (36) month anniversary of the Effective Date without a Class B Member Consent; and

(e) Thereafter, the balance, if any, (x) pursuant to Section 5.8 to the extent applicable and then (y) pro rata to the Class A Members.

All distributions made to the Class B Members pursuant to this Section 5.2 shall be allocated among the Class B Members as set forth in the Allocation and Distribution Agreement.

SECTION 5.3 Distributions of Operating Cash Flow. To the extent authorized by the Managers, Operating Cash Flow, if any, realized by or available to the Company shall be distributed as follows and in the following order of priority:

(a) First, to the Special Preferred Members in proportion to and to the extent of their respective shares of the Unrecovered Special Priority Return Balance until such Unrecovered Special Priority Return Balance has been reduced to zero;

(b)   Second, to the Special Preferred Members in proportion to and to the extent of their respective shares of the Special Preferred Unrecovered Capital Balance until such time as the Special Preferred Unrecovered Capital Balance has been reduced to zero, at which time the Special Preferred Membership Interest shall deemed to have been redeemed and terminated without the need for any action by the Special Preferred Member or the Company;

(c) Third, to the Class B Members in reduction of the Class B Return Account until such Class B Return Account has been reduced to zero;

(d)   Fourth, to the Class B Members until the Class B Members’ Base Amount exceeds cumulative prior distributions to the Class B Members pursuant to this Section 5.3(d), at which time the Class B Preferred Interests held by each Class B Member shall deemed to have been redeemed and terminated without the need for any action by any Class B Member or the Company; provided, that no distribution may be made pursuant to this Section 5.3(d) prior to the thirty-six (36) month anniversary of the Effective Date without a Class B Member Consent; and

(e) Thereafter, the balance, if any, (x) pursuant to Section 5.8 to the extent applicable and then (y) pro rata to the Members in accordance with their respective Participation Percentage C, if any.

SECTION 5.4 Distributions with Respect to Income Tax. Notwithstanding Section 5.3, or any other provision of this Agreement, the Managers shall, to the extent Operating Cash Flow is available, cause the Company to distribute to each Member an amount equal to such Member’s Tax Distribution (as defined below). With respect to a Fiscal Year, distributions made pursuant to Section 5.3 shall discharge the Company’s obligations under this Section 5.4, and distributions made under this Section 5.4 shall reduce amounts distributable pursuant to Section 5.3. For purposes of this Agreement, “Tax Distribution” shall mean, with respect to a taxable year of the Company, an amount equal to the actual tax payments of a Member (or such Member’s indirect owners, as applicable) on account of the net taxable income (other than taxable income attributable to a Major Capital Event) that is reported on the Schedule K-1 issued by the Company to such Member for such Fiscal Year (less any net tax losses on Schedule K-1 for prior taxable years to the extent not previously considered pursuant to this Section 5.4) with respect to his Membership Interests; provided, however, the Company may, at the discretion of the Managers, make advances of Tax Distributions if requested by a Member after such Member provides a calculation of the reasonably anticipated Tax Distributions for any taxable year that is reasonably acceptable to the Managers. Any and all Tax Distributions shall be paid with respect to any taxable year of the Company on or before March 31 of the succeeding taxable year.

SECTION 5.5 In-Kind Distributions. The Managers, in their sole discretion, may cause the Company to distribute to its Members securities or other property held by the Company in satisfaction of any of the Company’s obligations under this Article V. Such property shall be distributed in the same proportions as cash would be distributed in an amount equal to the fair market value of such property reasonably determined by the Managers. The Managers may require as a condition of distribution of securities hereunder that the Members execute and deliver such documents as the Managers may deem necessary or appropriate to ensure compliance with all federal and state securities laws and may appropriately legend the certificates, if any, that represent such securities to reflect any restriction on Transfer under such laws.

SECTION 5.6 Limitations on Distributions and Redemptions. Any provision contained herein to the contrary notwithstanding (other than Section 8.8 hereto), the Company shall not be obligated to redeem or otherwise purchase, retire or acquire, or make any dividend, payment or distribution (including Tax Distributions) in respect of, and shall not redeem, otherwise purchase, repurchase, retire or acquire or make any dividend, payment or distribution (including Tax Distributions) in respect of, any Membership Interests to the extent (i) such redemption, purchase, repurchase, retirement, acquisition, dividend, payment or distribution is prohibited or otherwise not permitted under any agreements, documents or instruments relating to or otherwise evidencing any outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries or any equity investment in the Company (other than an equity investment by Brookstone or an Affiliate of Brookstone) or (ii) the Company is prohibited from reviewing or obtaining, or is otherwise not permitted to receive, any dividends, payments or distributions from any of its Subsidiaries for such purposes under any such agreements, documents or instruments.

SECTION 5.7 Withholding Taxes and Partnership Audit Liabilities. Notwithstanding any provision of this Agreement to the contrary, the Company and its Managers are authorized (i) to withhold from distributions to any Member or with respect to allocations to any Member, and to pay over to a federal, state or local government or other taxing jurisdiction, any income taxes required to be so withheld pursuant to the Code, or any corresponding provisions of any other federal, state or local law (such amounts, “Withholding Taxes”), and (ii) pay any income tax, and any related penalty and interest imposed on the Company under Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, and under any corresponding provisions of any other federal, state or local income tax law (such amounts, “Partnership Audit Liabilities”). The amount of any such (x) Withholding Taxes and (y) Partnership Audit Liabilities shall be allocated among the Members as reasonably determined by the Managers. Each Member shall indemnify and hold the Company and the other Members harmless against all claims, liabilities and expenses relating to the Company’s obligation to pay any taxes, interest, penalties or additional amounts allocable to such Member. Without limiting the generality of the foregoing, to the extent a Member has failed to reimburse the Company pursuant to this Section 5.7 within fifteen (15) days following the issuance by the Company or any Member of written notice to a Member of the portion of any Withholding Taxes or Partnership Audit Liabilities that are allocable to such Member, the Company or any other Member acting on behalf of the Company shall have the right to file an action against such Member in order to obtain full and immediate payment of such amount together with interest thereon, as well as the reasonable costs of collection. In addition to any other remedies available to the Company, the Company shall apply all distributions or payments that would otherwise be made to such Member toward payments due from such Member under this Section 5.7, which payments or distributions shall be applied until such amount (including interest thereon and any costs of collection) is repaid in full. Any such payments shall be treated as if the Company made distributions (or payments, as the case may be) to the Member and such Member repaid such amounts to the Company. The foregoing provisions of this Section 5.7 shall survive any termination of this Agreement, the withdrawal of any Member or the transfer of any Member’s interest in the Company.

SECTION 5.8 Distributions to Class B Members. Notwithstanding anything to the contrary in this Agreement or in any other agreement executed by or among the Company and one or more Class B Members, all distributions made to the Class B Members pursuant to this Agreement shall be allocated among the Class B Members as set forth in the Allocation and Distribution Agreement.

ARTICLE VI TAX ALLOCATIONS

SECTION 6.1 Allocations of Net Income.

(a) Operating Net Income. After giving effect to the allocations set forth in Sections 6.3 and 6.4, all Operating Net Income shall be allocated among the Members in the following order of priority

(i) First, all Operating Net Income shall be allocated to those Members, if any, having an Adjusted Capital Account Deficit, in proportion to and to the extent of any such Adjusted Capital Account Deficit balances, until all such Adjusted Capital Account Deficit balances have been eliminated;

(ii) Second, any remaining Operating Net Income shall be allocated to the Special Preferred Member but only to the extent that the cumulative distributions made to the Special Preferred Member that were chargeable against and reduced its Unrecovered Special Priority Return Balance exceed all prior allocations of Operating Net Income to the Special Preferred Member from and after the date of its admission and through and including the time such determination is made;

(iii) Third, any remaining Operating Net Income shall be allocated to the Class B Members but only to the extent that the cumulative distributions made to the Class B Members from and after the Effective Date that that were chargeable against and reduced the Class B Return Account exceeded all prior allocations of Operating Net Income from and after the Effective Date and through and including at the time such determination is made;

(iv)   Thereafter, to the extent that there remain any Operating Net Income to allocate, all remaining Operating Net Income shall be allocated to the Class A Member.

(b)   Extraordinary Net Income. After giving effect to the allocations set forth in Sections 6.3 and 6.4, all Extraordinary Net Income shall be allocated among the Members in the following order of priority:

(i) First, all Extraordinary Net Income shall be allocated to those Members, if any, having an Adjusted Capital Account Deficit, in proportion to and to the extent of any such Adjusted Capital Account Deficit balances, until all such Adjusted Capital Account Deficit balances have been eliminated;

(ii) Thereafter, any remaining Extraordinary Net Income shall be allocated among the Members in such a fashion that, immediately after such allocation is made, the Adjusted Capital Account of each of the Members is sufficient to permit each of the Members to receive its allocable share of any distributions required to be made to such Member pursuant to Section 5.2 without creating a deficit Adjusted Capital Account balance after taking such distribution into account.

SECTION 6.2 Allocations of Net Loss.

(a) Operating Net Loss. After giving effect to the allocations set forth in Sections 6.3 and 6.4, all Operating Net Loss shall be allocated among the Members in the following order of priority:

(i) First, to the Class B Members in proportion to their positive Adjusted Capital Account balances, until such time as any further allocations of Operating Net Loss would cause the Adjusted Capital Account Balance of each Class B Member to become a negative figure;

(ii) Second, any remaining Operating Net Loss shall be allocated to the Special Preferred Member until such time as any further allocations of Operating Net Loss would cause the Adjusted Capital Account Balance of the Special Preferred Member to become a negative figure;

(iii) Thereafter, to the extent that there remains any Operating Net Loss to allocate, all remaining Operating Net Loss shall be allocated to the Class A Member.

(b)   Extraordinary Net Loss. After giving effect to the allocations set forth in Sections 6.3 and 6.4, all Extraordinary Net Loss shall be allocated among the Members in the following order of priority:

(i) First, to the Class B Members in proportion to their positive Adjusted Capital Account balances, until such time as any further allocations of Extraordinary Net Loss would cause the Adjusted Capital Account Balance of each Class B Member to become a negative figure;

(ii) Second, any remaining Extraordinary Net Loss shall be allocated to the Special Preferred Member until such time as further allocations of Extraordinary Net Loss would cause the Adjusted Capital Account Balance of the Special Preferred Member to become a negative figure;

(iii) Thereafter, to the extent that there remains any Extraordinary Net Loss to allocate, it shall be allocated to the Class A Member.

Notwithstanding the foregoing provisions of Section 6.2, or anything else in this Agreement to the contrary, allocations of Net Loss shall not exceed the maximum amount of Net Loss that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 6.2, the limitation set forth in this Section 6.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Loss to each Member permitted by Regulations §1.704- 1(b)(2)(ii)(d) in proportion to their positive “Adjusted Capital Account” balances.

SECTION 6.3 Special Tax Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)   Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704- 2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704- 2(j)(2) of the Regulations. This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. Notwithstanding any provision in this Agreement to the contrary, no distribution shall be made nor shall Net Loss be allocated to a Member if such distribution or allocation creates an, or increases the, Adjusted Capital Account Deficit of such Member. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704- 1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have Adjusted Capital Account Deficit after all other allocations provided for this Article VI have been tentatively made as if this Section 6.3(c) were not in the Agreement.

(d)   Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made and as if Section 6.3(c) hereof and this Section 6.3(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Voting Members in proportion to their respective Participation Percentages.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)   Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining capital contributions as the result of a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to capital contributions shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)   Curative Allocations. The allocations set forth in Sections 6.3(a) through 6.3(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation Section 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in making distributions to the Members and allocating Net Income, Net Loss and any other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such distributions and allocations of Net Income, Net Loss and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been distributed or allocated to each such Member if the Regulatory Allocations had not occurred. The Managers shall have the authority to amend the provisions of this Section 6.3 of this Agreement relating to the allocations of Net Income and Net Loss among Members if the Company is advised at any time by the Company’s legal counsel that such amendments are necessary in order that such allocations comply with Code Section 704 and the Regulations promulgated thereunder.

(i) Allocations Prior to Effective Date. For the avoidance of doubt, allocations of Net Income, Net Loss, and other items for periods prior to the Amendment Effective Date shall be controlled by the provisions of the Existing Agreement or the Allocation and Distribution Agreement, as applicable.

(j) Allocations to Class B Members. For the avoidance of doubt, allocations of Net Income, Net Loss, and other items to the Class B Members pursuant to this Agreement shall be controlled by the provisions of the Existing Agreement or the Allocation and Distribution Agreement, as applicable.

SECTION 6.4 Tax Allocations: Code Section 704(c).

(a) Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its net fair market value in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(b)   If the value of any Company asset is adjusted pursuant to the Treasury Regulations, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Treasury Regulations under Sections 704(c) and 704(b) of the Code. The Managers shall make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement.

(c) Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or its share of profits, losses, or distributions pursuant to any provision of this Agreement.

SECTION 6.5 Proration of Allocations. If additional Members are admitted to the Company on different dates during any Fiscal Year or other period, the Net Income and Net Loss allocated to the Members for such Fiscal Year or other period shall be allocated during such Fiscal Year in accordance with Section 706 of the Code using a proration method unless the Managers determines another permitted convention would give materially more equitable results.

SECTION 6.6 Accrual of Items. For purposes of determining the profits, losses, or any other items allocable to any period, Net Income and Net Loss and any other items shall be determined on a daily, monthly, or other basis, as the Managers shall determine using any permissible method under Section 706 of the Code and Treasury Regulations.

SECTION 6.7 Separate Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided between the Members in the same proportions as they share Net Income and Net Loss, as the case may be, for the Fiscal Year or other period.

SECTION 6.8 Installment Sales. If the Company sells any asset for an installment obligation (other than a de minimus obligation) and the Managers determines to retain and collect the obligation in the Company, the Company shall account for obligations as if it distributed out the present value of the obligation as determined by the Managers. Any interest on such obligation shall be allocated to the Members in accordance with their share received in the deemed distribution.

SECTION 6.9 Tax Allocations. Except as otherwise set forth in this Agreement or required by the Code or the Treasury Regulations, tax items shall be allocated in the same manner as book items.

ARTICLE VII MANAGEMENT

SECTION 7.1 Management.

(a) Managers.

(i) All of the business and affairs of the Company shall be managed by a board of managers (the “Managers”) consisting of up to five (5) Managers, of which (A) three (3) of whom shall be designate by the Class A Members (the “Class A Designees”) and (B) two (2) of whom shall be designated by a Class B Member Consent (the “Class B Designees”). Any Member or group of Members having the right to designate a Manager may do so at any time, upon notice to all of the other Members. Any Member or group of Members having the right to designate a Manager shall also have the power to remove or replace such Manager at any time, with or without cause, upon notice to all of the other Members. Each Manager shall hold office from the time such Manager is designated until such time as such Manager resigns, ceases to be capable of serving as a Manager, is removed or replaced by the designation of a successor Manager.

(ii) The current Managers shall be (i) John M. Holliman, III, Matthew Lipman and Bardia Mesbah, as Class A Designees and (ii) Michael Toporek and Gordon Strout, as Class B Designees. Notwithstanding anything to the contrary in this Agreement, Gordon Strout shall continue to serve as a Class B Designee until his resignation, death, disability or other incapacity; removal for cause by a vote of all of the Managers or Gordon Stout, directly or indirectly, owning Class B Preferred Interests having a Participation Percentage of less than fifteen percent (15%).

(iii) If the Class B Members shall not have received the Class B Cumulative Amount on or prior to the thirty-nine (39) month anniversary of the Effective Date (a “Redemption Default”), then the number of Class A Designees shall decrease to two (2) Managers and the number of Class B Designees shall increase to three (3) Managers.

(b)   General Powers. Decisions of the Managers within its scope of authority shall be binding upon the Company and each Member. Except where approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion (including power to delegate powers and duties to the Officers) to manage and control the business, affairs and properties of the Company, to make all decisions regarding the business, affairs and properties of the Company and to perform any and all other acts and activities customary or incident to the management of the Company’s business, including:

(i) preparing or contracting for the preparation of, all requisite reports on behalf of the Company;

(ii) acquiring by purchase, lease or otherwise, any real or personal property, tangible or intangible;

(iii) selling, disposing, trading, or exchanging Company assets in the ordinary course of the Company’s business;

(iv)   authorizing agreements and contracts and giving receipts, releases, and discharges;

(v)   pledging material assets of, and borrowing money for and on behalf of, the Company;

(vi)   purchasing liability and other insurance to protect the Company’s properties and business;

(vii) making any and all expenditures which the Managers, in their sole discretion, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company;

(viii)   entering into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

(ix)   directly or indirectly declaring or making any distributions upon any of the Membership Interests or other equity securities, except as expressly provided otherwise by this Agreement;

(x)   directly or indirectly redeeming, purchasing or otherwise acquiring any of the Membership Interests or other equity securities, except as expressly provided otherwise by this Agreement;

(xi)   authorizing, issuing or entering into any agreement providing for the issuance (contingent or otherwise) of (A) any notes or debt securities containing equity features (including, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), or (B) any Membership Interests or other equity securities (or any securities convertible into or exchangeable for any Membership Interests or other equity securities), except as expressly provided otherwise by this Agreement; and

(xii) directing or delegating any Person to take all actions and execute all documents or instruments as are necessary to carry out the intentions and purposes of the above duties and powers.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Managers will not, and will not cause the Company, including any Officer, to do any of the following without a Class B Member Consent:

(i) alter or change the rights, preferences or privileges of the Class B Preferred Interests;

(ii) alter or change the rights, preferences or privileges of the Special Preferred Membership Interest;

(iii) create (by reclassification or otherwise) any new class or series of Membership Interests having rights, preferences or privileges senior to or on a parity with the Class B Preferred Interests (other than the Special Preferred Membership Interest);

(iv)   results in the redemption of any Class A Common Interests or any class or series of other Membership Interests ranking junior to the Class B Preferred Interests (other than pursuant to equity incentive agreements giving the Company the right to repurchase shares at a price does not exceed fair market value upon the termination of services);

(v) results in any Sale of the Company;

(vi) amends or waives any provision of this Agreement or other governing document of the Company that affects the Class B Preferred Interests adversely;

(vii) increases or decreases the authorized size of the Company’s Board of Managers;

(viii) results in the payment or declaration of any distribution on any Class A Common Interests or any class or series of any other Membership Interests ranking junior to the Class B Preferred Interests;

(ix) change the principal business of the Company and its subsidiaries (other than businesses that are reasonably related to the business of the Company and its subsidiaries as of the Effective Date), whether by entry of new lines of business, exiting of the current line of business or otherwise;

(x) make any loan or advance to, or own any unit or other securities of, any Person in excess of $250,000 (other than advances to Capstone Therapeutics Corp. pursuant to the Special Distribution Agreement dated as of even date herewith and advances of fees payable under the Capstone Management Agreement) unless such Person is wholly- owned, directly or indirectly, by the Company;

(xi) incur (or guarantee) any indebtedness in excess of $250,000, other than trade credit incurred in the ordinary course of business;

(xii) the sale or other disposition of assets of the Company and its subsidiaries in any fiscal year in excess of $250,000, other than sales of inventory in the ordinary course of business and dispositions of obsolete property; or

(xiii) increase the amount or rights of the Employee Pool Securities.

provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Managers will not, and will not cause the Company, including any Officer, to cause the Company, including any Officer, to issue Membership Interests, options or rights exercisable for Membership Interests except as contemplated in Section 3.2 or Section 3.3.

(d) Board Observer. The chief executive officer of the Company and up to two (2)  other Persons designated by Brookstone (collectively, the “Board Observers”) shall be entitled to attend any regular meeting of the Managers or any relevant committee or subcommittee (excluding any portion of any such meeting which involves the exchange of privileged information or attorney work product as determined in good faith by the Managers); provided that such exclusion shall be limited to the portion of such meeting that is the basis for such exclusion and shall not extend to any portion of such meeting that does not involve or pertain to such exclusion, except that each Board Observer shall not be entitled to vote on matters presented to or discussed at any such meetings. Each Board Observer shall have the same right to receive notice with respect to any such meeting as if such Board Observer were a member thereof. Each Board Observer shall have the right to receive all information provided to the members of the applicable governing body in anticipation of or at such meeting, in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members of the applicable governing body, and each Board Observer shall keep such materials and information confidential in accordance with Section 12.5.

SECTION 7.2 Meetings of the Managers.

(a) Place and Frequency. Regular meetings of the Managers shall take place, without notice, on the first Business Day of each calendar quarter or such other date as the Managers may agree, but not less than quarterly. Special meetings of the Managers may be called at the direction of two or more of the Managers.

(b) Notice. Written notice of any special meeting of the Managers shall be delivered to each Manager to such Manager’s last known address as it is shown on the records of the Company, or communicated to each representative by facsimile transmission, at least five (5) Business Days prior to the meeting. All such notices shall specify the place, date and time of the meeting, as well as the purpose or purposes for which the meeting is called.

(c) Waiver of Notice. The transactions carried out at any meeting of the Managers, however called and noticed or wherever held, shall be valid as though carried out at a meeting regularly called and noticed if (i) all of the Managers are present at the meeting, or (ii) a quorum of the Managers is present and if, either before or after the meeting, each of the Managers not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be retained with the books and records of the Company or made a part of the minutes of the meeting, provided that none of the Managers who attend such a meeting without notice protests prior to the meeting or at its commencement that proper notice was not given to such Managers.

(d) Quorum and Action of the Managers. Each Manager shall be entitled to one vote on each matter submitted to the vote of the Managers or in a written consent to take action without a meeting of the Managers. At least three (3) of the Managers and at least (1) Manager that is a Class B Designee, present in person (including presence by participation pursuant to Section 7.2(f)), shall constitute a quorum for the transaction of business, and other than as set forth in this Agreement, the affirmative vote of at least three (3) of the Managers present at any meeting at which there is a quorum, when duly assembled, is required for an action to be valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal from the meeting of any Manager, if any action taken is approved by at least two (2) of the Managers at or after such meeting.

(e) Action by Written Consent. Any action which may be taken by the Managers at a meeting may be taken without a meeting if authorized by the written consent of at least three (3) of the Managers and at least (1) Manager that is a Class B Designee. Whenever action is taken by written consent, a meeting of the Managers need not be called or notice given. The written consent may be executed in one or more counterparts and by letter, facsimile or .pdf transmission, and each such consent so executed shall be deemed an original. All written consents shall be retained with the books and records of the Company and copies shall be provided to any Manager who did not sign such written consent. Prompt (and in no event later than one (1) Business Day after the taking of such action) notice of the taking of the action without a meeting by less than unanimous written consent will be given to those Managers who have not consented in writing.

(f) Telephonic Meetings. Managers may participate in any meeting of the Managers by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can communicate with each other. Participation in a meeting pursuant to this Section 7.2(f) constitutes presence in person at the meeting.

(g) Committees. The Managers may establish such committees as deemed necessary or appropriate; provided, that each such committee shall consist of at least two (2) Managers, one of whom is a Class B Designee.

(h) Annual Budget. The Managers shall approve an annual budget of the Company for each Fiscal Year prior to beginning of each such Fiscal Year.

SECTION 7.3 Compensation and Payment of Managers’ Expenses. Individuals, other than Affiliates of Brookstone and Affiliates of Capstone, will be entitled to receive cash compensation for services rendered to the Company in their capacity as a Manager as reasonably determined by the Managers. The Company shall reimburse all Managers for any out-of-pocket expenses incurred in attending meetings of the Managers or any committees thereof.

SECTION 7.4 Officers; Duties of Officers. The officers of the Company (the “Officers”) shall consist of such offices, with such duties and powers, as the Managers may determine. An Officer shall remain in office unless and until removed by the Managers (with or without cause) or his or her resignation, death or incapacity. Designation of an Officer shall not, of itself, create any contractual or employment rights.

SECTION 7.5 Other Business Interests. Notwithstanding anything contained in this Agreement to the contrary, each Manager shall, and shall cause each of its Affiliates to, bring all investment or business opportunities to the Company that he, she or it becomes aware and which he, she or it believes are related to the Company’s business of selling, marketing and distributing manufactured stone and ancillary products sold, manufactured and distributed by the Company. Subject to the preceding sentence, nothing in this Agreement shall be deemed to restrict in any way the rights of any Manager to conduct any other business or activity whatsoever, and Managers shall not be accountable to the Company or to any other Member with respect to that business or activity provided that such business or activity shall not compete with the Company’s business of selling, marketing and distributing manufactured stone products sold and distributed by the Company; provided, however, that nothing in this Section 7.5 shall affect or supersede any such restrictions imposed on a Manager by any other contract or agreement to which both the Company and/or any of its Affiliates, and such Manager are a party, including any employment agreement between the Company and the Manager if the Manager is also an Officer or employee of the Company. Subject to the foregoing, each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any Manager or such Manager’s Affiliates. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Managers and their Affiliates. Subject to the provisions of Section 7.1(d), in any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms, but must, in each case, be determined by the Managers.

ARTICLE VIII MEMBERS

SECTION 8.1 No Control of the Company; Other Limitations. Except for any right to designate Managers under Section 7.1(a) or to vote as specifically provided in Sections 7.1(c), 8.2 and 14.3 of this Agreement, a Member who is not also a Manager or Officer shall not participate in the management or control of the Company’s business or operations, transact any business for the Company or have the power to act for or bind the Company, all such powers being vested solely and exclusively in the Managers. No Member shall be required to perform services for the Company solely by virtue of being a Member.

SECTION 8.2 Voting by Members. Except as specifically set forth in this Agreement, any matter to be voted on by the Members shall be by vote of the Class A Members, voting together as a single class, in accordance with their respective Percentage Interests. The affirmative vote of the Members holding a majority of the Percentage Interests shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate of Formation or by this Agreement. Notwithstanding anything else herein to the contrary, no Person may vote a Membership Interest that has been involuntarily withdrawn pursuant to Section 10.4.

SECTION 8.3 Meetings of the Members.

(a) Place and Frequency. Meetings of the Members for the transaction of such business as may properly be brought before the meeting shall be held on such dates and at such times as may be determined by the Members holding a majority of the Percentage Interests. Except as required by non-waivable provisions of the Act, the Managers shall not be required to convene any meetings of the Members. All meetings of the Members shall be held at the principal place of business of the Company or at any other place in the United States as shall be specified or fixed in the notices or waivers of notice thereof.

(b) Notice. Except as otherwise required by the Act or provided in this Agreement, written notice of any meeting of Members stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Member entitled to vote at such meeting not less than ten (10) and no more than sixty (60) days before the meeting date, by or at the direction of the Managers.

(c) Waiver of Notice. Any Member, either before or after any Members’ meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of giving notice. Attendance at a meeting by a Member shall constitute a waiver of notice, except when the Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, and so objects at the beginning of such meeting.

(d) Proxies. To the fullest extent permitted by the Act, a Member entitled to vote at a meeting of Members or to express consent to or dissent from Company action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy authorized by an instrument in writing permitted by the Act and filed with the Managers before or at the time of the meeting. No such proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise explicitly provided in such proxy.

(e) Quorum and Action of the Members. Each Member shall be entitled to vote the Percentage Interest of such Member with respect to each validly issued, fully paid and non-assessable Voting Membership Interest held by such Member as of the corresponding record date. Except as otherwise required by the Act or provided in this Agreement, at any meeting of the Members, the presence in person (including presence by participation pursuant to Section 8.3(g)) or by proxy of Members holding a majority of Percentage Interests shall constitute a quorum for the transaction of business. Except as otherwise required by the Act or provided in this Agreement, at any meeting of the Members at which a quorum is present, the affirmative vote of the Members holding a majority of the Voting Membership Interests present at the meeting in person or by proxy and entitled to vote on the subject matter shall be the act of the Members.

(f) Action by Written Consent. Any action which may be taken by the Members at a meeting may be taken without a meeting if authorized by the written consent of the Members holding Voting Membership Interests sufficient to take such action at a meeting of the Members. Whenever action is taken by written consent, a meeting of the Members need not be called or notice given. The written consent may be executed in one or more counterparts and by letter, .pdf or facsimile transmission, and each such consent so executed shall be deemed an original. All written consents shall be retained with the books and records of the Company and copies shall be provided to any Member who did not sign such written consent. Prompt (and in no event later than one (1) Business Day after the taking of such action) notice of the taking of the action without a meeting by less than unanimous written consent will be given to those Members who have not consented in writing.

(g) Telephonic Meetings. Members may participate in any meeting of the Members by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can communicate with each other. Participation in a meeting pursuant to this Section 8.3(g) constitutes presence in person at the meeting.

(h) Record Date. The date on which notice of a meeting of Members is sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining the Members entitled to consent to action in writing without a meeting shall be the first date on which a written consent setting forth the action taken or proposed to be taken is sent out for signature by the Company.

SECTION 8.4 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. Section 7.1 above supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of Section 7.1 above shall be solely responsible for any and all losses and expenses incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such losses and expenses.

SECTION 8.5 Other Business Interests. Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, of any Affiliate of any Member, to conduct any other business or activity whatsoever, and Members shall not be accountable to the Company or to any other Member with respect to that business or activity; provided that, with respect to any Member or any Affiliate of such Member, such business or activity shall not compete with the Company’s business of selling, marketing and distributing manufactured stone and ancillary products sold, manufactured and distributed by the Company ; provided, however, that nothing in this Section 8.5 shall affect or supersede any such restrictions imposed on a Member by any other contract or agreement to which both the Company and/or any of its Affiliates, and such Member are a party, including an employment agreement between the Company and the Member if the Member is also an Officer or employee of the Company. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or such other Member’s Affiliates. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. Subject to the provisions of Section 7.1(d), in any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms, but must, in each case, be determined by the Managers. Without limiting the generality of the foregoing, each Member further agrees that neither such Member nor any of its Affiliates shall hire any person who is or was an employee of the Company or any affiliate or induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof.

SECTION 8.6 Management Fees. Notwithstanding anything herein to the contrary, the parties acknowledge that (i) Capstone shall be paid by the Company a fee for management services in accordance that Management Services Agreement, dated as of the Execution Date having an effective date as of the Effective Date, as may be amended with the approval of all of the Class B Designees (the “Capstone Management Agreement”), and (ii) an Affiliate of Brookstone shall be paid by the Company a fee for management and advisory services to the Company in accordance with that certain Amended and Restated Management Services Agreement dated as of March 1, 2020, as may be amended with the approval of all of the Class A Designees.

SECTION 8.7 Sale of the Company.

(a) If the Managers, the Class B Members pursuant to a Class B Member Consent and the Members holding a majority of the Percentage Interests (the “Majority Members”) approve a Sale of the Company to an Independent Third Party (collectively, an “Approved Sale”) and deliver written notice to each Member invoking the provisions of this Section regarding an Approved Sale, each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of equity interests, each Member shall agree to sell the same percentage of his Voting Membership Interests and rights to acquire Voting Membership Interests, or other equity interests, of the Company as being sold by Capstone on the same terms and conditions applicable to Capstone and approved by the Managers, the Majority Members and the Class B Members pursuant to a Class B Member Consent. Subject to the other provisions of this Section 8.7, each Member shall take all necessary or desirable actions reasonably requested by the Company in connection with the consummation of the Approved Sale as requested by the Company.

(b) Notwithstanding the foregoing, the obligations of the Members with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Special Preferred Member shall receive the same form of consideration and the amount of consideration which would be distributed to the Members hereunder, each Class A Member shall receive the same form of consideration and the amount of consideration which would be distributed to the Members hereunder, and each Class B Member shall receive the same form of consideration and the amount of consideration which would be distributed to the Members hereunder, in each case, as set forth in Section 8.7(c) below (in each case including any payments received in any way related to or in connection with such Sale of the Company, including but not limited to payments on account of restrictive covenants, management, consulting or advisory fees, by any Member or Affiliate of any Member, other than wages upon employment on commercially reasonable terms); (ii) if any Member is given an option as to the form and amount of consideration to be received, each Member of the same class shall be given the same option; and (iii) each holder of then currently exercisable rights to acquire any class of Membership Interests shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Membership Interests or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Membership Interest received by holders of such class of Membership Interest in connection with the Approved Sale less the exercise price per share of such class of Membership Interest of such rights to acquire such class of Membership Interests by (2) the number of Membership Interests of such class of Membership Interests represented by such rights.

(c) In the event of a Sale of the Company, each Class A Member, each Class B Member and each Special Preferred Member shall receive in exchange for the Class A Common Interests, Class B Common Interests and Special Preferred Membership Interests, respectively, held by such Member the same portion of the aggregate consideration from such sale or exchange that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Article XI of this Agreement as in effect immediately prior to such sale or exchange. Subject to the other provisions of this Section 8.7, each Member shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as reasonably requested by the Company in order to effectuate the provisions of this paragraph.

(d) Notwithstanding anything to the contrary contained in this Section 8.7, (i) each holder of Membership Interest will only be required to make representations and warranties with respect to himself or itself and then only as due power and authority, non- contravention and ownership of Interests, free and clear of all liens, (ii) each holder of Membership Interests shall only be severally (and not jointly and severally) obligated to join on a pro rata basis (based on such holder's share of the aggregate proceeds paid with respect to his or its interest) in any indemnification obligation the Majority Members have agreed to in connection with such Sale of the Company other than any such obligations that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder's title to and ownership of Interests; provided, however, that the holders of Membership Interests shall not be obligated in connection with such Sale of the Company to indemnify any Person with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Sale of the Company (other than as a result of a breach of its representations and warranties described in clause (i) above, as to which no limitation shall apply), (iii) other than the indemnification obligation described in clause (ii) above, no holder of Membership Interests will be required to incur any liability or obligation in connection with such Sale of the Company, including, but not limited to, any covenant not to compete or other agreement that restricts such holder's ability to loan money to or otherwise invest in any Person, other than other customary obligations directly related to securities of the Company or securities received in such Sale of the Company and (iv) in the event that a portion of the consideration to be received in such Sale of the Company consists of securities of another entity, no holder of Membership Interests will be required to become a party to any agreement that obligates it to sell any such securities unless such agreement contains restrictions and limitations that are substantially identical to the restrictions and limitations contained in this Section 8.7.

(e) This Section 8.7 shall terminate upon the consummation of a Qualified Public Offering.

SECTION 8.8 Representations of Members. As of the date hereof, each Member hereby represents and warrants to the Company and to the other Members (severally and not jointly), solely as to itself, that:

(a) Organization. If such Member is not an individual, such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms.

(c) Consents. No consents or approvals are required from any governmental authority or other Person or entity for the Member to enter into this Agreement and become a member of the Company. All corporate, limited liability company, or limited partnership action on the part of such Member, as applicable, necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken.

(d) No Conflict. The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene, to the best knowledge of such Member, the provisions of any material agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject or, if such Member is not an individual, its organizational documents.

(e) Investment Intent. Such Member is acquiring an interest in the Company for its own account, for investment, and not with the view to a sale of such interest in connection with any distribution of interests in the Company.

(f) Sophistication. Such Member has the educational, financial and business background and knowledge so as to be capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in making this investment and to withstand the total loss of capital invested in the Company.

(g) Regulatory Approval. Such Member understands that neither the Securities and Exchange Commission nor any state regulatory agency has passed upon or endorsed the merits of an investment in the Company.

(i) Registration. Such Member understands that its interest in the Company has not been and will not be registered pursuant to the Securities Act, or any applicable state securities laws, and is being issued pursuant to an exemption therefrom.

SECTION 8.9 Redemption Default.

(a) The Company grants to the Class B Members the right and option to sell to the Company and to cause the Company to purchase the Class B Preferred Interests at a purchase price equal to the unpaid Class B Cumulative Amount (the “Put Right”) upon a Redemption Default. The Class B Members shall exercise the Put Right by giving the Company notice of such exercise pursuant to the provisions of Section 14.1 hereof.

(b) Upon a Redemption Default, Capstone shall issue to the Class B Members warrants to purchase common stock of Capstone in an aggregate amount equal to two percent (2%) of Capstone’s outstanding common stock at a purchase price of $0.01 per share of such common stock.

ARTICLE IX LIABILITY; INDEMNIFICATION

SECTION 9.1 Limitation of Liability.

(a) Except as otherwise provided by the Act, no Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Member or a Manager. To the maximum extent permitted by law, the failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing on any Member or Manager personal liability to third parties for the debts, obligations or liabilities of the Company.

(b) Unless otherwise expressly specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by the Managers or Officers under this Agreement shall be made, given, exercised, taken or omitted as the Managers or Officers shall determine in their sole and absolute discretion. In connection with the foregoing, each Manager shall be entitled to consider such interests and factors as such Manager deems appropriate, including the interests of the Special Preferred Member, the Class A Members, and/or the Class B Members, and their respective Affiliates, as applicable, and to act in the best interests of the Special Preferred Member, the Class A Members and/or the Class B Members, and their respective Affiliates, as applicable, provided that they act in good faith.

(c) In the event of a conflict between the interests of Brookstone and any other Member: (i) Managers that are Affiliates of Brookstone shall not be obligated to recommend or take any action that prefers the interests of the Company or the other Members over their respective interests or the interests of Brookstone, and (ii) each Manager (for such Manager’s own account and on behalf of the Company) and Member hereby waives both (A) the fiduciary duty, including the duty of care and the duty of loyalty, if any, of the Managers that are Affiliates of Brookstone and Brookstone owed to the Company and/or its Members and (B) any claim or cause of action against the Managers that are Affiliates of Brookstone and Brookstone for any breach of fiduciary duty owed to the Company or the Members by any such Person; provided, however, that the Managers that are Affiliates of Brookstone and Brookstone shall act in good faith.

(d) In the event of a conflict between the interests of Capstone and any other Member: (i) Managers that are Affiliates of Capstone shall not be obligated to recommend or take any action that prefers the interests of the Company or the other Members over their respective interests or the interests of Capstone, and (ii) each Manager (for such Manager’s own account and on behalf of the Company) and Member hereby waives both (A) the fiduciary duty, including the duty of care and the duty of loyalty, if any, of the Managers that are Affiliates of Capstone and Capstone owed to the Company and/or its Members and (B) any claim or cause of action against the Managers that are Affiliates of Capstone and Capstone for any breach of fiduciary duty owed to the Company or the Members by any such Person; provided, however, that the Managers that are Affiliates of Capstone and Capstone shall act in good faith.

SECTION 9.2 Indemnification. In the absence of fraud, gross negligence, willful violation of this Agreement or other willful misconduct on the part of an Indemnified Person (which malfeasance shall have given rise to the matter at issue) and to the extent indemnification is not inconsistent with the Act, the Company shall indemnify and hold each Indemnified Person harmless from and against any and all losses, claims, damages, judgments, fines, liabilities, actions or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorney’s fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “Losses”), incurred by such Indemnified Person in connection with or resulting from any claim, actions, suits, investigation or proceeding by reason of any acts, omissions or alleged acts or omissions arising out of any activity performed or not performed by, for, on behalf of or otherwise in furtherance of the interests of the Company by such Indemnified Person, provided that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company or such Indemnified Person was wholly successful on the merits with respect to such claim, action, suit or proceeding and except that the Company shall not be required to indemnify or hold an Indemnified Person harmless from and against any amount agreed to be paid by such Indemnified Person in connection with the settlement of a claim unless the Company consents to such settlement and such settlement amount, which consent shall not be unreasonably withheld or delayed; and provided, further, that this Section 9.2 shall not apply with respect to a claim asserted against (or by) an Indemnified Person by (or against) the Company or another Manager or Member. Indemnification under this Section 9.2 shall include (a) payment of reasonable attorneys’ fees and other expenses incurred in defending, contesting or settling any claim or threatened action or in connection with any legal proceeding and (b) the removal of liens affecting the property of an Indemnified Person.

SECTION 9.3 Advancement of Expenses. To the extent an Indemnified Person acted in good faith, the expenses of any Indemnified Person incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and/or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 9.3 do not affect any rights to advancement of expenses to which personnel of the Company other than such Indemnified Person may be entitled under any contract or otherwise.

SECTION 9.4 Insurance. The Company may purchase and maintain insurance on behalf of any Person that is or was a Member, Manager, Officer, fiduciary, employee or agent of the Company against any claims, demands, losses, damages, liabilities or expenses incurred by such Person in such capacity or arising out of such Person’s status as a Member, Manager, Officer, fiduciary, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under the provisions of Section 9.2 or under the Act.

SECTION 9.5 [Reserved].

SECTION 9.6 Cumulative Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, approval of the Managers or otherwise.

SECTION 9.7 Continuing Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a Person who has ceased to be a Member, Manager or Officer and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Person.

ARTICLE X TRANSFERS OF INTERESTS; ADMISSION OF MEMBERS

SECTION 10.1 Restrictions on Transfer.

(a) Subject to the requirements set forth in Sections 10.2 and 10.3, Members may Transfer Membership Interests only to (i) Permitted Transferees and (ii) with the consent of the Managers, which consent shall not be unreasonably withheld, delayed or conditioned in the case of any other Transfer of Membership Interests, pursuant to Sections 10.5, 10.6 or 10.7 below. Any Transfer other than as provided in this Agreement shall be null and void. The Managers, in their sole discretion, may require as a condition to such Transfer that the transferor shall deliver to the Company an opinion of counsel or other evidence (reasonably acceptable in form and substance to the Managers) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer.

(b) Any certificate representing Membership Interests will bear the following Legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AS TO SUCH SECURITIES OR AN OPINION, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY AND GIVEN BY COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY (AS SUCH AGREEMENT MAY BE AMENDED AND RESTATED FROM TIME TO TIME), A COPY OF WHICH AGREEMENT CAN BE OBTAINED AT THE PRINCIPAL OFFICES OF THE COMPANY.”

(c) Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Interests imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

SECTION 10.2 Admission of Members or Transfers of Membership Interests. Upon the admission to the Company of a Member, the Managers shall amend this Agreement, and any Schedules hereto, to reflect such admission. Notwithstanding anything herein to the contrary, no transferee shall be admitted if the admission of such transferee would require the Company to register such transfer under the Securities Act or would cause the Company to be treated as a corporation for federal income tax purposes. No transferee (other than a Permitted Transferee who shall be admitted as a Member upon such transfer without the approval of the Managers) shall be admitted as or have any of the rights of a Member (other than the right to receive distributions of Operating Cash Flow and allocations of Net Income and Net Loss attributable to the Transferred Membership Interest) without the approval of the Managers, it being agreed that the Managers have the right to withhold approval of any such transferee as a Member. Any Member who Transfers all of such Member’s Membership Interests will cease to be a Member effective immediately upon such Transfer; any Member who Transfers any portion of such Member’s Membership Interests will lose all rights of a Member as to such Transferred Membership Interests, including the right to participate in the management or affairs of the Company and the right to vote on, consent to or otherwise participate in any decision of the Members.

SECTION 10.3 Acceptance of Transfer. Notwithstanding the approval of the Managers pursuant to Section 10.2, no transferee of Membership Interests and no non-Member acquiring additional Membership Interests pursuant to Section 4.2 may be admitted as a Member (other than the right to receive distributions of Residual Proceeds and Operating Cash Flow and allocations of Net Income and Net Loss attributable to the Transferred Membership Interest) unless and until the transferee shall execute a written instrument, in form and substance reasonably satisfactory to the Managers, agreeing to be bound by all of the terms and provisions of this Agreement as in effect at such time.

SECTION 10.4 Withdrawal of Members. No Member shall have the right to withdraw from the Company, except in the case of an Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the Company shall continue and, subject to the Company’s right to repurchase Membership Interests pursuant to Section 10.7, the successor of the Member so withdrawing shall not be deemed to be a Member and shall have no right to vote on any matter submitted to a vote of the Members or any class thereof without compliance with the requirements of Sections 10.2 and 10.3.

SECTION 10.5 Right of First Offer.

(a) If any Member (the “Selling Member”) desires to assign or otherwise Transfer all or any portion of its Membership Interests (the “Offered Interests”) other than in a Qualified Public Offering or to a Permitted Transferee, such Selling Member shall give written notice (the “Offering Notice”) to the Members other than the Selling Member (the “Non-Selling Members”) of the Selling Member’s intention to so Transfer. The Offering Notice shall include the minimum price and terms on which such sale may be made. For a period of thirty (30) days after its receipt of the Offering Notice (the “Review Period”), each Non-Selling Member shall have the option to purchase from the Selling Member all (but not less than all) of the Offered Interests at the same price and on the same terms as are specified in the Offering Notice by delivering to the Selling Member a written offer to purchase the Offered Interests. In the event that more than one Non-Selling Member elects to purchase the Offered Interest, then each Non-Selling Member so electing shall be entitled to purchase its pro rata share of the Offered Interests, based on the number of Membership Interests held by all Non-Selling Members electing to so purchase. If the Non-Selling Members, or any of them, elect to so purchase all of the Offered Interests prior to the expiration of the Review Period, then the purchase by such Non-Selling Member(s) of the Offered Interests shall be consummated at the principal place of business of the Company on the terms and conditions set forth in the Offering Notice. At the closing, the Selling Member shall deliver the Offered Interests free and clear of all liens and encumbrances and shall deliver to such Non-Selling Member(s) such instruments of Transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens or encumbrances as the Non-Selling Member(s) reasonably request. If prior to the expiration of the Review Period, the Non-Selling Member(s) fail to offer to purchase all of the Offered Interests, then the Selling Member may, within ninety (90) days after the expiration of the Review Period, Transfer the Offered Interests to any third party on terms and conditions (including price) not more favorable to the purchaser thereof than those set forth in the Offering Notice. If the Selling Member fails to so Transfer the Offered Interests within such ninety (90) day period, then, prior to transferring the Offered Interests, the Selling Member must resubmit an Offering Notice in accordance with the provisions of this Section 10.5(a) and must comply with the other terms of this Section 10.5.

(b) Section 10.5(a) shall be of no further effect and shall terminate upon consummation of a Qualified Public Offering.

SECTION 10.6 Participation Rights.

(a) At least thirty (30) days prior to any direct or indirect Transfer of (i) any Voting Membership Interests by any Member other than in a Qualified Public Offering or to a Permitted Tag-Along Transferee or (ii) any Voting Membership Interests held directly or indirectly by senior management of the Company or their transferees, the Member proposing to make such Transfer (the “Transferring Member”) shall deliver a written notice (the “Sale Notice”) to the Company and the other Members (the “Other Members”), specifying in reasonable detail the identity of the prospective transferee(s), the number of Interests to be transferred and the terms and conditions of the Transfer (which notice may be the same notice and given at the same time as the Offering Notice under Section 10.5). The Other Members may elect to participate in the contemplated Transfer at the same price per Interest and on the same terms by delivering written notice to the Transferring Member within fifteen (15) days after delivery of the Sale Notice. If any Other Members have elected to participate in such Transfer, the Transferring Member and such Other Members shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Membership Interests equal to the product of (x) the quotient determined by dividing the percentage of Membership Interests owned by such person by the aggregate percentage of Membership Interests owned by the Transferring Member and the Other Members participating in such sale and (y) the number of Membership Interests to be sold in the contemplated Transfer.

(b) Each Transferring Member shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Members in any contemplated Transfer, and no Transferring Member shall Transfer any of its Voting Membership Interests to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Members. Each Member transferring Voting Membership Interests pursuant to this Section 10.6 shall pay its pro rata share (based on the number of Voting Membership Interests to be sold) of the expenses incurred by the Transferring Member in connection with such Transfer and shall be obligated to join on a several (and not joint and several) pro rata basis (based on the number of Voting Membership Interests to be sold) in any indemnification or other obligations that the Transferring Member agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Voting Membership Interests; provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer).

(c) Sections 10.6(a) and (b) shall be of no further effect and shall terminate upon consummation of a Qualified Public Offering.

SECTION 10.7 Call Option. In the event of an Involuntary Withdrawal of any Member, the Company shall have the option to purchase (the “Call Option”) any or all of the Membership Interests owned by such Member at a price equal to the Call Price for such Membership Interests. The Company may exercise the Call Option by providing written notice of the exercise thereof (the “Call Notice”) to such Member within ninety (90) days after the Involuntary Withdrawal. For purposes of this Section 10.7, the “Call Price” shall mean 100% of the fair market value of such Membership Interests, as determined by a nationally recognized appraiser or financial advisor. The Call Price shall be payable, in the sole discretion of the Managers, by wire transfer of immediately available funds to an account designated by such Member or by making and delivering a promissory note in the principal amount of the Call Price, which shall be payable in no more than twelve (12) monthly installments and shall bear interest at a fixed rate equal to the prime commercial lending rate in effect on the last Business Day prior to the closing at the principal bank used by the Company for banking and borrowing purposes. The closing of the purchase and sale of such Membership Interests shall occur prior to the expiration of the fifteen (15) day period after receipt of the Call Notice at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the Member shall deliver to the Company such customary agreements, certificates and/or instruments as the Company may reasonably request, duly executed, transferring title to such Membership Interests to the Company, free and clear of all liens and encumbrances.

SECTION 10.8 No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interests, whether individually or as part of any class or group of Members, in the event of an amendment to this Agreement or a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

ARTICLE XI DISSOLUTION OF THE COMPANY

SECTION 11.1 Events of Dissolution. The Company shall be dissolved upon (a) the written agreement of the Voting Members holding a majority of the Percentage Interests and a Class B Member Consent or (b) the sale of all or substantially all of the assets of the Company in any transaction or series of related transactions determined on a consolidated basis.

SECTION 11.2 Procedure for Winding Up and Dissolution.

(a) Upon dissolution, the Managers shall perform, or cause to be performed by the Company’s independent accountants, an accounting of the accounts of the Company and the Company’s assets, liabilities and operations, from the date of the last previous accounting up to and including the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(i) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind pursuant to clause (iii) below);

(ii) Discharge all liabilities of the Company, including liabilities to Members and/or Managers who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions pursuant to Sections 5.2 and 5.3, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(iii) After all required allocations of Net Income, Net Loss and other similar items have been made pursuant to Article VI, distribute the remaining cash and other assets to the Members as provided in Section 5.2.

(c) The Managers shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

SECTION 11.3 Filing of Certificate of Cancellation. When all obligations of the Company have been discharged or adequate provisions have been made therefore, and all of the remaining property and assets of the Company have been distributed, the Managers shall file a Certificate of Cancellation with the Secretary of State as required by the Act. If there are no Managers, the Certificate of Cancellation shall be filed by the Members; if there are no remaining Members, the Certificate of Cancellation shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Certificate of Cancellation shall be filed by the legal or personal representatives of the Person who last was a Member. Upon the filing of the Certificate of Cancellation with the Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.

SECTION 11.4 Return of Capital Contribution Nonrecourse to Other Members. Except as provided by the Act, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company and the disbursement of amounts reserved for claims is insufficient to return the unreturned Capital Contribution of one or more Members, such Members shall have no recourse against any other Member. Except as provided by the Act, at no time shall a Member with a deficit balance in such Member’s Capital Account have any obligation to the Company or to another Member or to any other Person to restore such deficit balance.

ARTICLE XII BOOKS AND RECORDS

SECTION 12.1 Bank Accounts. Except as may be agreed to by the Managers, all funds of the Company shall be deposited and maintained in the Company’s name in a bank account or accounts of one or more commercial banks, or shall be invested in obligations of the United States government or any agency thereof or obligations guaranteed by the United States government or commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., all of which such deposits or investment shall have a stated maturity of no greater than one year from the date the Company makes such deposit or investment. Subject to the foregoing, the Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the individuals who will have authority with respect to the accounts and the funds therein.

SECTION 12.2 Books and Records. The Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, among other things, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate of Formation and this Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s Federal, state or local tax returns. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member or such Member’s duly authorized representative at any and all reasonable times during normal business hours.

SECTION 12.3 Annual Accounting Period. The annual accounting period of the Company (the “Fiscal Year”) shall be the calendar year.

SECTION 12.4 Financial Statements and Other Reports. The Managers shall cause the Company to maintain a system of accounting, established and administered in accordance with sound business practices, to permit preparation of financial statements in conformity with GAAP. In addition, the Managers will deliver the following to each Class B Member having a Participation Percentage of at least five percent (5%):

(a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month, the Company will deliver the unaudited balance sheet of the Company as of the end of such calendar month and the related statements of income and cash flow for such calendar month.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, the Company will deliver the unaudited balance sheet of the Company as of the end of such fiscal quarter and the related statements of income and cash flow for such fiscal quarter.

(c) Year End Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the Company will use its commercially reasonable efforts to deliver: (i) the audited balance sheet of the Company as of the end of such Fiscal Year and the related audited statements of income, and cash flow for such Fiscal Year, together with comparative financial statements with respect to the same period during the immediately preceding Fiscal Year; and (ii) a report with respect to the financial statements referred to in clause (i) above from a firm of independent certified public accountants selected by the Managers.

(d) Tax Returns. As soon as available, the Company will deliver the appropriate Schedule K-1 (and state counterpart).

(e) Other Information. The Company shall provide such other information related to the financial condition, business, prospects and corporate affairs of the Company as such Class B Member may from time to time reasonably request.

SECTION 12.5 Confidentiality. Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Member shall use its commercially reasonable efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder; provided that the Members may disclose such information in connection with the Transfer or proposed Transfer of any Membership Interests as permitted under Article X, if the transferee or proposed transferee agrees in writing to be bound by the provisions hereof. Nothing in this Agreement shall limit or restrict the rights of any Member granted pursuant to Section 18- 305 of the Act.

SECTION 12.6 Tax Elections. The Managers shall have the authority to make all Company elections permitted under the Code and applicable state law; provided that the Managers shall not elect to treat the Company as a corporation for tax purposes without the prior written approval of all of the Members and that the Managers shall make the election provided under Section 754 of the Code (and any corresponding provision of foreign, state or local law) upon the request of any Member. Each of the Members agrees to file his personal federal, state and local income tax returns on a basis consistent with any election made by the Managers under this Section 12.7.

ARTICLE XIII INCOME TAX AUDITS

SECTION 13.1 Tax Years Ending Before January 1, 2018. For all taxable years beginning before January 1, 2018, any Member selected by a vote of the Managers shall be the “tax matters partner” (the “TMP”), of the Company pursuant to Code Section 6231(a)(7) as in effect before the effective date of its amendment by Section 1101 of P.L. 114-74 the (“Bipartisan Budget Act of 2015”) and shall have all of the powers provided by the Code that are associated with such status. In the event of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the TMP shall be authorized to act for, and his decision shall be final and binding upon, the Company and all the Members, (ii) all expenses incurred by the TMP in connection therewith (including, without limitation, attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of the Company and (iii) no other Member shall have the right to (A) participate in the audit of any Company tax return, (B) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, (C) participate in any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit or with respect to any such amended return or claim for refund or in any such administrative or judicial proceedings. Notwithstanding the foregoing, or anything to the contrary in this Agreement, the then acting TMP may be removed and a qualified successor may be appointed at any time and from time to time, with or without cause, based upon a written consent signed by a majority of the Managers. In the event of a TMP’s removal, the former TMP shall cooperate in transitioning his responsibilities to the successor TMP.

SECTION 13.2 Tax Years Beginning On or After January 1, 2018. (a) For all taxable years beginning on or after January 1, 2018, Brookstone Partners IAC, Inc., shall be designated as the “partnership representative” (the “Partnership Representative”), as defined in Code Section 6223 (as in effect following the effective date of its amendment by Section 1101 of the “Bipartisan Budget Act of 2015”) and the Company, its Managers and its Members shall perform any necessary actions (including executing any required certificates or other documents) to effect such designation. If the Partnership Representative determines that it might be possible for the Company to file an election pursuant to Code Section 6221(b) to exempt the Company from the provisions of Code Section 6221, et seq., or other applicable state or local law (an “Election Out”), each of the Members will provide the Partnership Representative with such information and take such other action as may be reasonably requested to effect an Election Out. The Partnership Representative may, without the consent of any Member or Manager, make any decision or take any action as may be available to or made by it under the Code, including, without limitation, filing one or more amended tax returns for the Company, and/or making the election described in Code Section 6226, and any comparable elections permitted under applicable state and local law (the “Push-Out Election”) and each of the Members agrees to timely provide the Partnership Representative with such information and timely take such other action as may be reasonably requested to satisfy the requirements associated with an amended return or a Push-Out Election.

(b) The Managers are authorized to have the Company make any payments it may be required to make under the Bipartisan Budget Act of 2015 or under any comparable provision of applicable state or local law (each, a “Partnership Tax Deficiency”), and the Managers shall allocate any such payment among the current and, to the extent applicable, former Members of the Company for the reviewed year to which the payment relates in a manner that reflects the current or former Members’ relative interests in the Company for such reviewed year and any other factors taken into account in determining the amount of the payment. Provisions dealing with responsibility for payment of the portion of any Partnership Tax Deficiency allocated to a current Member or former Member are contained in Section 5.7.

ARTICLE XIV MISCELLANEOUS

SECTION 14.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Members shall in every case be in writing and shall be deemed given to a party when (a) delivered, if delivery by hand, (b) received, if sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered, if sent by a recognized overnight courier service, or (d) sent, if by facsimile transmission, to the appropriate address(es) set forth on Schedule I, or at such other address(es) as may be furnished in writing by the Member whose address is to be so changed or supplemented. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) five (5) days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile.

SECTION 14.2 Severability. Should any provision of this Agreement be held to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon each Member with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Members further agree that any court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Members as embodied herein to the maximum extent permitted by law. The Members expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

SECTION 14.3 Amendment and Waiver. Subject to Section 7.1(c) and any other provision of this Agreement that requires the consent or approval of Persons other than Members holding a majority of the Percentage Interests, this Agreement may be amended, modified or supplemented only by the affirmative vote of Members holding a majority of the Percentage Interests; provided that (x) any modification, amendment or supplement which adversely affects the Special Preferred Membership Interest shall not be affected without the written consent of the Special Preferred Members holding a majority of the Special Preferred Membership Interests then outstanding and (y) no such amendment, modification or supplement may create an additional liability or obligation of any Member without the prior written consent of such Member. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Notwithstanding the foregoing, the Managers shall have the right, without the consent of the Members (provided notice is given to the Members), to amend this Agreement, including Schedule I hereto, in such fashion as may be required to: (a) reflect the admission of new or additional Members in accordance with the terms of this Agreement and any corresponding modifications of the Percentage Interests or Participating Percentage as a result of any additional Capital Contributions pursuant to Sections 4.2; (b) reflect the issuance and terms of new Membership Interests issued pursuant to Section 4.2; (c) cure any immaterial ambiguity or to correct or supplement any immaterial provision herein that may be inconsistent with any other immaterial provision herein; (d) prevent the Company from in any manner being (i) deemed an “investment company” subject to the provisions of the Investment Company Act of 1940, as amended, (ii) treated as a “publicly traded partnership” for purposes of Code Section 7704, or (iii) subject to federal income taxes as an association taxable as a corporation; or (e) delete or add any provision in this Agreement required to be deleted or added by a state “Blue Sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of all of the Members; provided, however, that no such amendment may be adopted if such amendment would alter the limited liability of any Member or change the status of the Company as a partnership for tax purposes. No alteration or amendment made by the Managers pursuant to this Section 14.3 shall be altered or amended by the Members without the approval of the Managers. The Members hereby specifically consent to an amendment of this Agreement from time to time in such manner as is reasonably determined by the Managers, upon the advice of counsel for the Company, to be necessary or reasonably helpful to ensure that the allocations of Net Income and Net Loss and individual items thereof are given effect for federal income tax purposes, including any amendments determined by the Managers, in consultation with counsel to the Company, to be necessary to comply with the Regulations under Section 704 of the Code.

SECTION 14.4 Documents. Each Member will execute all documents and take such other actions as the Managers may reasonably request in order to consummate the transactions provided for herein.

SECTION 14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by all of the Members hereto and delivered to the Company. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

SECTION 14.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

SECTION 14.7 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

SECTION 14.8 Assignment. Except as otherwise specifically provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns. Neither this Agreement nor the rights, privileges, duties or obligations under this Agreement may be assigned except as specifically permitted herein.

SECTION 14.9 Entire Agreement. This Agreement and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in this Agreement and made a part hereof) and all other agreements between or among any of the parties hereto dated of even date herewith (other than the Stream Credit Agreement) set forth the entire understanding of the Members with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Members, and shall be modified or amended as provided herein.

SECTION 14.10 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

SECTION 14.11 Treatment of Unadmitted Assignee. The unadmitted assignee of all or any portion of any Member’s or former Member’s right to receive either or both distributions from the Company or allocations of Net Income, Net Loss and other items relating to the Company (the right to receive any one or more of such items shall be hereinafter referred to as an “Economic Interest”) who received such Economic Interest in a Transfer permitted under this Agreement but who is not admitted as a Member of the Company shall, solely for purposes of applying the provisions of this Agreement relating to such Economic Interest, be treated as a Member and shall be entitled to receive distributions and/or allocations to the extent of the Economic Interests properly conveyed.

SECTION 14.12 Construction.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections and Schedules to this Agreement.

(d) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Each Member has participated in the drafting of this Agreement, which each Member acknowledges is the result of extensive negotiations between the Members. Consequently, this Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed, or caused this Fourth Amended and Restated Limited Liability Company Agreement to be executed on the date first above written.

BROOKSTONE PARTNERS ACQUISITION XIV, LLC

By:	BP XIV Pebble, LLC, Managing Member of Brookstone Partners Acquisition XIV, LLC

By:	/s/ Michael Toporek
Name:	Michael Toporek
Title:	President

Gordon Rocks, Inc.

By:	/s/ Gordon L. Strout, Jr.
Name:	Gordon L. Strout, Jr.
Title:	President

Warren Rocks, Inc.

By:	/s/ Warren Weatherstone
Name:	Warren Weatherstone
Title:	President

STREAM FINANCE, LLC

By: Brookstone Partners IAC, Inc., Manager

By:	/s/ Michael Toporek
Name:	Michael Toporek
Title:	President

/s/ Kevin Grotke
Kevin Grotke, individually

/s/ James Palatine
James Palatine, individually

/s/ Omar Rabbani
Omar Rabbani, individually

/s/ Rob McKay
Rob McKay, individually

TotalStone - Fourth Amended & Restated LLC Agreement

IN WITNESS WHEREOF, the parties have executed, or caused this Fourth Amended and Restated Limited Liability Company Agreement to be executed on the date first above written.

CAPSTONE THERAPEUTICS CORP.

By:	/s/ John M. Holliman, III
Name:	John M. Holliman, III
Title:	CEO

TotalStone - Fourth Amended & Restated LLC Agreement

SCHEDULE I

MEMBERSHIP INTERESTS

Special Preferred Membership Interests

Name/Address	Initial Capital Account	Participation Percentage
Stream Finance, LLC 232 Madison Ave. Suite 600 New York, NY 10016 Facsimile: (212) 302-5888	$873,250.00	-0-%

Class A Common Interests

Name/Address	Number of Class Common Interests[1]
Capstone Therapeutics Corp. 5141 W. 122nd Street Alsip, Illinois Facsimile: (708) 371-0686	8,825

[1]	NTD: The Warrants are exercisable for an aggregate 1,175 Class A Common Interests to the extent fully-vested.

Class B Preferred Interests

Name/Address	Participation Percentage
Brookstone Partners Acquisition XIV, LLC 232 Madison Ave., Suite 600 New York, NY 10016 Attn: Michael Toporek	A: 64.6975225% B: 66.4946759% C: 68.2918293%

Gordon Rocks, Inc. Attn: Gordon L. Strout, Jr.	A: 21.0341444% B: 21.6184262% C: 22.2027080%

Warren Rocks, Inc. Attn: Warren Weatherstone James Palatine	A: 3.5933330% B: 3.6931478% C: 3.7929626% A: 0.75% B: 0.75%% C: 0.75%

Name/Address	Maximum Amount	Participation Percentage
Kevin Grotke	A: $500,000	A: 9.925%
	B: $1,000,000	B: 7.44375%
C: 4.9625%
Omar Rabbani	A: N/A	A: -0%-
1136 Shorewood Ct. Glendale Heights, IL	B: N/A	B: -0%-
60139		C:-0%-

Rob McKay	A: N/A B: N/A	A: -0%- B: -0%- C:-0%-

SCHEDULE II

Determination of Accumulated Priority Return

The amount by which the Aggregate Return (as defined below) exceeds the Adjusted Cash Return (as defined below); provided, that the Aggregate Return may never be less than 0%. The Accumulated Priority Return will be calculated from the dates of the Capital Contributions of the Special Priority Member.

As used herein, “Aggregate Return” means (i) beginning on the First Amendment Date and continuing through the Pricing Date for the fiscal quarter of the Company ending March 31, 2020, the corresponding rate per annum shown opposite Level I in the table below and (ii) thereafter beginning on any applicable Pricing Date and continuing through the following Pricing Date as determined below, the corresponding rate per annum based upon the table below:

Level	Leverage Ratio on applicable Pricing Date	Rate

I	Greater than 4.0 to 1.0	15%
II	Less than or equal to 4.0 to 1.0, but greater than or equal to 3.5 to 1.0	14%
III	Less than 3.5 to 1.0	13%

For purposes of this definition, the term “Leverage Ratio” shall have the meaning assigned to such term in the Stream Credit Agreement and the term “Pricing Date” means, for any fiscal quarter of Company, the date on which the Company has delivered to the Special Priority Member the financial statements of the Company and its subsidiaries for such immediately preceding fiscal quarter (and, in the case of the year-end financial statements, an audit report) in accordance with the Stream Credit Agreement. The Aggregate Return shall be established based on the Leverage Ratio (as defined in the Stream Credit Agreement) for the most recently completed fiscal quarter and the Aggregate Return established on a Pricing Date shall remain in effect until the next Pricing Date. If the Company has not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, an audit report) are required to be delivered under the Stream Credit Agreement, until such financial statements and audit report are delivered, the Aggregate Return shall be the highest Aggregate Return (i.e., Level I shall apply). If the Company subsequently deliver such financial statements before the next Pricing Date, the Aggregate Return established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Aggregate Return established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.

As used herein, “Cash Return” means (i) beginning on the First Amendment Date and continuing through the Pricing Date for the fiscal quarter of the Company ending March 31, 2020, the corresponding rate per annum shown opposite Level III in Table B below and (ii) thereafter beginning on any applicable Pricing Date and continuing through the following Pricing Date as determined below, the corresponding rate per annum resulting from Table A or Table B below that results in the highest rate per annum:

Table A		or		Table B
Level	Adjusted EBITDA of Company (exclusive of NMD)	Rate	Level	Adjusted EBITDA of Company and NMD	Rate

I	Greater than $2,500,000	12%	I	Greater than $4,000,000	12%
II	Less than or equal to $2,500,000, but greater than or equal to $2,000,000	10%	II	Less than or equal to $4,000,000, but greater than or equal to $3,500,000	10%
III	Less than $2,000,000	8%	III	Less than $3,500,000	8%

For purposes of this definition, the term “Adjusted EBITDA” shall have the meaning assigned to such term in the Stream Credit Agreement for the applicable Persons and the term “Pricing Date” shall have the meaning assigned to such term in the definition of “Aggregate Return” above.

As used herein, “Adjusted Cash Return” means the Cash Return (as defined above) divided by the Adjustment Factor. For the purposes of this definition, the term “Adjustment Factor” means, 0.75.

SCHEDULE III

Projected EBITDA

On file with the Managers.